Exhibit 10.2

Form of

Hawker Beechcraft, Inc.

Amended and Restated

2008 Employee Equity Investment Plan

1. Purpose. The purpose of this Hawker Beechcraft, Inc. 2008 Employee Equity Investment Plan (the “Plan”) is to incentivize certain employees and officers (“Plan Participants”) of Hawker Beechcraft , Inc. (the “Company”) and its direct and indirect majority owned subsidiaries (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) to promote the growth and success of the Company and its affiliates by offering opportunities to purchase shares of common stock, par value $0.01 per share, of the Company (“Common Stock”). Offers and sales of Common Stock under the Plan are intended to be exempt from the registration requirements of Section 5 of the Securities Act.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”), provided, however, in the event that no such Committee is then in existence, the Plan shall be administered by the Board, and in such event all references herein to the Committee shall be deemed to reference the Board. Subject to the express provisions of the Plan, the Committee shall have the power to select those Plan Participants to whom Common Stock will be offered. The Committee shall determine the number of shares of Common Stock to be offered to each Plan Participant, the price at which such shares shall be sold under the Plan and all other terms and conditions of such offer (which need not be identical to any other offer to Plan Participants). The Committee shall have the power to construe and interpret the Plan, to establish, amend and revoke rules and regulations for the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All such determinations shall be binding and conclusive on Plan Participants.

3. Eligibility. Offers and sales of shares of Common Stock under the Plan may be made to any employee or officer of the Company or any of its direct or indirect majority owned subsidiaries.

4. Price and Payment. The per share purchase price for the Common Stock sold under the Plan shall be set by the Board on a quarterly basis based on the Board’s good faith determination of the fair market value of the Common Stock. Persons who are awarded the right to purchase shares under the Plan shall pay the purchase price for such shares by check or such other payment acceptable to the Company.

5. Required Agreements. Upon each purchase of shares of Common Stock pursuant to the Plan, the Plan Participant shall enter into a shareholders agreement, subscription agreement and/or restricted stock agreement which shall contain such terms and conditions as determined by the Committee.

6. Rights Not Transferable. The rights of any Plan Participant under this Plan are not transferable other than pursuant to the laws of descent and distribution.

7. No Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Plan Participant the right to be retained in the employ of the Company or any of its direct or indirect majority owned subsidiaries or the right to continue as a director of the Company or any of its direct or indirect majority owned subsidiaries.

8. Amendment and Termination of the Plan. The Board may, at any time, or from time to time, suspend, amend or terminate the Plan; provided, however, that no suspension, amendment or termination of the Plan shall adversely alter any rights or obligations of any party to an agreement entered into pursuant to the Plan prior to any such suspension, amendment or termination.

9. Governing Law. The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of New York without regard to the principles of conflicts of laws.

Dated: May 9, 2008

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